Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Shereen P. Jones
Executive Vice President,
Chief Financial and Investment Officer
Boykin Lodging Company
(216) 430-1200

Boykin Lodging Announces First Quarter Financial Results

Cleveland, Ohio, May 6, 2004—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the first quarter ended March 31, 2004.

Financial Highlights:

The Company’s net loss applicable to common shareholders for the first quarter of 2004 totaled $4.5 million, or $0.26 per fully-diluted share, compared with the same period last year when the net loss totaled $2.7 million, or $0.16 per share.

Included in the first-quarter 2004 results is a $4.3 million impairment charge related to one of the Company’s properties. Net of minority interest, the impairment charge approximated $3.7 million, or $0.21 per share.

Funds from operations attributable to common shareholders (FFO) for the first quarter totaled $(1.7) million. Excluding the impairment charge, FFO would have been $2.0 million or $0.11 per fully-diluted share. FFO for the first quarter of 2003 was $2.6 million or $0.15 per share.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $3.7 million, down from last year’s first quarter EBITDA of $9.8 million. The Company’s reported EBITDA also included the impact of the impairment charge noted above. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP.

The operating results of the five properties sold during 2003 and the Doubletree Portland Downtown sold during the first quarter of 2004 are reflected in the financial statements as discontinued operations for all periods presented. Additionally, the Company acquired the Radisson Suite Beach Resort on Marco Island, Florida in August 2003.

Details of First Quarter Results:

Revenues from continuing operations for the quarter ended March 31, 2004, were $61.5 million, compared with revenues of $62.4 million for the same period last year. Revenue per available room (RevPAR) for the 28 hotels owned as of the end of the first quarter increased 0.3% to $56.53 from last year’s $56.35. Occupancy fell slightly to 57.2% from 57.6%, while the average daily room rate increased 1.1% to $98.83 from $97.78. During the first quarter, there were approximately 17,900 room nights out of service related to renovations, or 2.4% of the Company’s room inventory. For the same period last year, there were approximately 3,600 room nights out of service due to renovation activity, or approximately 0.5% of the Company’s room inventory for the quarter.

For the comparable properties, the 24 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the first quarter of both years, RevPAR decreased 0.9% to $52.70 in 2004 from $53.17 in 2003. Occupancy fell 90 points to 56.8% from 57.7% while the average daily room rate increased 0.7% to $92.73 in 2004 versus $92.08 in 2003.

Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, for the comparable properties averaged 21.7% for the first quarter of 2004, compared with 22.8% for the 2003 period.

During the first quarter, the White Sand Villas at the Company’s Pink Shell Beach Resort celebrated its grand opening. As of March 31, 2004, 85 of the available units within the new condo-hotel tower had closed on their sales. The sales of the remaining units closed in April. The contribution from condominium development and unit sales totaled $0.09 million during the first quarter of 2004 versus $3.5 million in the year earlier period as a result of the completion of the Sanibel View Villas project and the near completion of the White Sand Villas. Upon completion, the Company is anticipating a net profit on the project in excess of $11.5 million. The Company further noted that as all of the unit owners have entered into agreements to make their units available to the resort for use as hotel rooms, the Company will continue to generate cash flow from this project.

The Company also stated that it is continuing to market units for pre-sale in the final phase of the Pink Shell redevelopment, a new 43-unit condo-hotel tower named Captiva Villas. The Company expects to commence construction of the new building during the second half of 2004 based upon the sales pace and subject to the Company securing construction financing for the project.

In the first quarter, the Company received $2.5 million of insurance proceeds in excess of the net book value of the assets disposed in 2003 related to the ongoing renovation at its Berkeley property. The proceeds are reflected as gain on sale/disposal of assets within the financial statements. The renovation, which continues to leave one building out of service, is scheduled to be completed during the second quarter.

As previously announced, in March, the Company’s Doubletree Portland Downtown Hotel was acquired by the City of Portland through its power of eminent domain. The Company received compensation of $19.7 million and additionally sold the related furniture, fixtures and equipment within the property to Portland State University for approximately $2.3 million. Approximately $16.9 million of proceeds were used to pay down the outstanding balance of the Company’s $130.0 million term loan which was secured by the property. The operating results of the property for the first quarter, net of minority interest, approximated a loss of $0.5 million and are reflected as discontinued operations. Upon the sale of the hotel, an approximate $1.3 million gain, net of minority interest, was recognized and is also included within the first-quarter 2004 discontinued operations.

The Company also announced that the ancillary conference center project at the Company’s Doubletree Portland Lloyd Center was completed and opened in April 2004.

Robert W. Boykin, Chairman and Chief Executive Officer, commented, “The completion of White Sand Villas is a highlight for our Company as well as a new, exciting part of our portfolio. The initial development and sale of the units have provided us with meaningful profits, and we anticipate that the continual fee revenue earned from the operation of the building will also enhance the operating results of both the property and the Company. In March alone, with not all White Sand units yet available, and if available, only for a portion of the month, the average daily rate at the property increased 25% over the prior year.”

Mr. Boykin continued, “As we go into the second quarter, we are encouraged by the improving economy and lodging industry outlook. The market for hospitality assets has improved and we expect this will enable us to hasten the pace of upgrading our asset portfolio. Our goal is to acquire properties with greater growth prospects in markets with high barriers to entry. We expect to fund such acquisitions with the proceeds from the sale of assets located in non-core markets. This strategy is working for us; in 2003, we sold five assets and reinvested the proceeds in the Marco Island Radisson. The resort’s RevPAR increased nearly 7% during the quarter and hotel operating profits were over 40% for the quarter. This property is an important contributor to the portfolio.”

Capital Structure:

At March 31, 2004, Boykin had $22.4 million of cash and cash equivalents, and total consolidated debt of $266.2 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $24.5 million.

As a result of the closing of the sale of the majority of the White Sand Villas units during the first quarter, the Company repaid the construction loan underlying the project.

The $91.1 million balance of the Company’s $108.0 million term loan is scheduled to mature in July 2004; however, the Company has the right to extend the maturity for an additional year.

Outlook:

The Company, reinstating guidance, anticipates second-quarter RevPAR for the portfolio will be flat to 2% above the same period last year, with full-year 2004 RevPAR 1% to 3% above 2003. Based upon these assumptions, the Company expects a range of a $0.02 net loss to $0.03 of net income per share for the second quarter with net losses ranging between $0.73 and $0.53 per share for the full year. FFO could range between $0.34 and $0.39 per fully-diluted share for the second quarter and $0.73 and $0.92 per share for the full year, prior to the reduction for impairment.

Mr. Boykin commented, “While the guidance is our best estimate at this time, it will be impacted by the timing and pricing of our acquisition and disposition activity.”

Mr. Boykin concluded with a comment regarding the common share dividend, “Based upon our current guidance, we anticipate that the payment of the preferred share dividends will be sufficient for us to maintain our REIT status. We will, however, continue to monitor our property performance and cash flow to determine when we can reinstate our common share dividend.”

The Company will hold a conference call with financial analysts to discuss first-quarter 2004 results at 2:00 p.m. Eastern Time today, May 6, 2004. A live webcast of the call can be heard on the Internet by visiting the Company’s website at www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 28 hotels containing a total of 8,288 rooms located in 18 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at www.boykinlodging.com .

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the

Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company defines comparable properties as those that are consolidated into the Company’s financial statements and which are operated under the TRS structure for the period that is being discussed for both the current and prior year and are owned as of the last day of the most recent fiscal period.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	For the Three Months Ended March 31,
OPERATING DATA:	2004	2003
Revenues:
Hotel revenues:
Rooms	$37,760	$33,873
Food and beverage	17,528	15,734
Other	2,737	2,665

Total hotel revenues	58,025	52,272
Lease revenue	343	337
Revenues from condominium development and unit sales	3,093	9,810

Total revenues	61,461	62,419
Expenses:
Hotel operating expenses:
Rooms	9,305	8,577
Food and beverage	12,326	11,696
Other direct	1,948	1,651
Indirect	19,094	16,871
Management fees to related party	1,686	938
Management fees — other	94	625

Total hotel operating expenses	44,453	40,358
Property taxes, insurance and other	4,262	4,100
Cost of condominium development and unit sales	2,999	6,332
Real estate related depreciation and amortization	6,794	6,608
Corporate general and administrative	2,025	1,680
Impairment of real estate	4,300	—

Total operating expenses	64,833	59,078

Operating income (loss)	(3,372)	3,341
Interest income	146	30
Other income	103	90
Interest expense	(3,580)	(4,025)
Amortization of deferred financing costs	(330)	(679)
Minority interest in earnings of joint ventures	(33)	(20)
Minority interest in loss of operating partnership	1,092	781
Equity in loss of unconsolidated joint ventures	(731)	(844)

Loss before gain on sale/disposal of assets and discontinued operations	(6,705)	(1,326)
Gain on sale/disposal of assets	2,515	33

Loss before discontinued operations	(4,190)	(1,293)
Discontinued operations:
Operating loss from discontinued operations, net of minority interest income of $84 and $252 for the three months ended March 31, 2004 and 2003, respectively	(476)	(1,420)
Gain on sale of assets, net of minority interest expense of $237 and $209 for the three months ended March 31, 2004 and 2003, respectively	1,344	1,175

Net loss	$(3,322)	$(1,538)

Preferred dividends	(1,188)	(1,188)

Net loss attributable to common shareholders	$(4,510)	$(2,726)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):
Net loss	$(3,322)	$(1,538)
Minority interest	(906)	(804)
Gain on sale/disposal of assets	(4,096)	(1,417)
Real estate related depreciation and amortization	6,794	6,608
Real estate related depreciation and amortization included in discontinued operations	177	641
Equity in loss of unconsolidated joint ventures	731	844
FFO adjustment related to joint ventures	(197)	(184)
Preferred dividends declared	(1,188)	(1,188)

Funds from operations after preferred dividends	$(2,007)	$2,962
Less: Funds from operations related to minority interest	(271)	402

Funds from operations attributable to common shareholders	$(1,736)	$2,560

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income (loss)	$(3,372)	$3,341
Interest income	146	30
Other income	103	90
Real estate related depreciation and amortization	6,794	6,608
EBITDA attributable to discontinued operations	(98)	(466)
Company’s share of EBITDA of unconsolidated joint ventures	178	179
EBITDA attributable to joint venture minority interest	(44)	(30)

EBITDA	$3,707	$9,752

BOYKIN LODGING COMPANY
PER SHARE DATA
(Unaudited)

	For the Three Months Ended March 31,
PER SHARE DATA:	2004	2003
Net loss attributable to common shareholders before discontinued operations per share:
Basic	$(0.31)	$(0.14)
Diluted	$(0.31)	$(0.14)
Discontinued operations per share:
Basic	$0.05	$(0.01)
Diluted	$0.05	$(0.01)
Net loss attributable to common shareholders per share (a):
Basic	$(0.26)	$(0.16)
Diluted	$(0.26)	$(0.16)
FFO attributable to common shareholders per share:
Basic	$(0.10)	$0.15
Diluted	$(0.10)	$0.15
Weighted average common shares outstanding — Basic	17,396,744	17,316,701
Effect of dilutive securities:
Common stock options	73,101	20,614
Restricted share grants	103,751	75,313

Weighted average common shares outstanding — Diluted	17,573,596	17,412,628

(a)	per share amounts may not add due to rounding

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three Months Ended March 31,
HOTEL STATISTICS:	2004	2003
All Hotels (28 Hotels) (a) (b)
Hotel revenues	$63,313	$61,822
RevPAR	$56.53	$56.35
Occupancy	57.2%	57.6%
Average daily rate	$98.83	$97.78
Comparable Hotels (c)
Hotel revenues	$53,240	$52,267
RevPAR	$52.70	$53.17
Occupancy	56.8%	57.7%
Average daily rate	$92.73	$92.08

(a)	Includes all hotels owned or partially owned by Boykin as of March 31, 2004.

(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.

(c)	Includes hotels consolidated and operated under the TRS structure for all periods presented and owned or partially owned by Boykin as of March 31, 2004.

	March 31,	December 31,
SELECTED BALANCE SHEET INFORMATION:	2004	2003
Assets
Investment in hotel properties	$624,428	$616,363
Accumulated depreciation	(152,802)	(146,072)

Investment in hotel properties, net	471,626	470,291
Cash and cash equivalents including restricted cash	35,479	29,378
Accounts receivable, net	14,595	40,904
Investment in unconsolidated joint ventures	15,681	16,158
Other assets	15,360	13,518
Assets related to discontinued operations, net	—	21,043

Total Assets	$552,741	$591,292

Liabilities and Shareholders’ Equity
Outstanding debt	$266,202	$282,019
Accounts payable and accrued expenses	47,508	47,497
Deferred lease revenue	140	—
Minority interest in joint ventures	1,144	1,177
Minority interest in operating partnership	10,557	11,495
Liabilities related to discontinued operations	—	17,563
Shareholders’ equity	227,190	231,541

Total Liabilities and Shareholders’ Equity	$552,741	$591,292